Exhibit 10.56
March 19, 2020

Dan Manea
Mendha, NJ

Dear Dan:

lnsulet Corporation ("Company") is pleased to offer you the full-time position of Senior Vice President, Chief Human Resources Officer reporting to me. We are excited about the prospect of you joining lnsulet and look forward to your meaningful contributions to the Company as we embark on an exciting new chapter in the Company's history. This offer of employment is contingent upon the satisfactory completion of professional references and a background check prior to your start date. We will determine a mutually beneficial start date upon acceptance of this offer.

Your salary will be $16,346.15 biweekly (equivalent to $425,000 on an annualized basis), paid in accordance with the Company's normal payroll practices as established or modified from time to time. You will be eligible to participate in our annual bonus program beginning fiscal year 2020 with a target bonus opportunity that is equal to sixty percent (60%) of your annual base salary. Payout typically takes place in the first quarter following the end of the calendar plan year.

The Company is committed to sharing its continued success with its employees through long term incentive opportunities. You will be eligible to participate in the Company's long-term incentive program, which currently provides for annual equity awards. For fiscal 2020, the Company will issue an award to you with a grant date value equal to six hundred thousand dollars ($600,000) (“FY20 Annual Equity Award”). The Company grants off-cycle equity awards on the first trading day of each month and, therefore, the grant date for your FY20 Annual Equity Award under these circumstances will be the first trading day of the month that immediately follows your employment commencement date. Fifty percent (50%) of the FY20 Annual Equity Award will be delivered to you in the form of performance stock units (“PSUs” ) and the remaining fifty percent (50%) will be delivered to you in equal portions of restricted stock units (“RSUs”) (i.e., 25% of the grant date fair value) and non-qualified stock options (i.e., 25% of the grant date fair value). The actual number of PSUs and RSUs granted to you for the FY20 Annual Equity Award will be calculated by dividing the grant date value of the respective award by the closing price of a share of Company common stock on the grant date. The actual number of stock options granted to you for your FY20 Annual Equity Award will be calculated by dividing the dollar value of the option award by the Black-Scholes option valuation of the closing price of a share of Company common stock on the grant date. These awards will vest on the same terms and conditions as established by the Compensation Committee of the Board of Directors for purposes of the fiscal 2020 annual equity award. The material terms of these equity awards will be contained in a terms and conditions document which will be issued to you at the time of grant. The terms and conditions document under which each award is issued shall govern.

In addition, you will receive a sign-on equity award, with a grant date value equal to three hundred thousand dollars ($300,000), which will be delivered to you in the form of RSUs. The actual number of RSUs granted to you for your sign-on award will be calculated by dividing the dollar value of the RSU award by the closing price of a share of Company common stock on the grant date. These RSUs will vest in substantially equal installments on the first, second and third anniversary of the grant date. The grant date for your sign-on equity award will be the first trading day of the month that immediately follows your employment commencement date. The material terms of your sign on award will be contained in a terms and conditions document which will be issued to you at the time of grant. The terms and conditions document under which each award is issued shall govern.

The Company will pay to you a one-time cash signing bonus of one hundred fifty thousand dollars ($150,000) payable within thirty (30) days of your employment commencement date. This is considered taxable income. If you leave the Company voluntarily within two years of your employment commencement date, you will be required to pay back the signing bonus and any relocation benefits paid on your behalf on a pro-rata basis.

You will be eligible for severance and change in control benefits pursuant and subject to the terms of the lnsulet Corporation Amended and Restated Executive Severance Plan ("Severance Plan"). You will also be eligible to participate in the Company's employee benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other similarly situated employees of the Company. For a more detailed understanding of these employee benefits and the applicable eligibility requirements, please consult the summary plan descriptions for the programs.

By signing this offer letter, you confirm that you will not disclose any confidential information from any other employer to lnsulet. You will be required to sign the Company's standard Inventions, Non-Disclosure, Non-Solicitation, Non-Servicing and Non-Competition Agreement for Massachusetts Employees as a condition of your employment with the Company.

Also, just as the Company regards the protection of our trade secrets and other confidential information as a matter of great importance, we also respect that you may have obligations to your present or other prior employer (including safeguarding its confidential information), and we expect you to honor them as well. To that end, we expect that you will not take any documents or other confidential information from your employer of any kind, if and when you depart. Further, you should not bring with you to the Company, or use in the performance of your responsibilities for the Company, any confidential or proprietary business information, materials or documents of a former employer.

While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise provided in the Severance Plan. Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by the Company, and it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment with lnsulet shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

On your first day of work, you should plan to arrive at our Acton offices at 8:45am and check in with the Receptionist upon arrival. For the purpose of completing the I-9 form, please bring with you sufficient documentation to demonstrate your eligibility to work in the United States of America. As required by federal law, this verification must occur by the third day of your employment.

It is with great pleasure that we welcome you to lnsulet. We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce. We look forward to further strengthening the lnsulet team with your contributions.

Best regards,

/s/ Shacey Petrovic
Shacey Petrovic

President and Chief Executive Officer

Acceptance: Your signature below confirms your acceptance of the offer to join lnsulet as Senior Vice President, Chief Human Resources Officer and also confirms you have reviewed the job description for this position and that you meet the minimum qualifications required of this role. Please indicate your anticipated start date below.

/s/ Dan Manea	Anticipated 5/2/20
Signature	Start Date